UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive Proxy Statement.

☑	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Nuveen Florida Quality Income Municipal Fund (NUF)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

Nuveen Insured Tax-Free Advantage Municipal Fund (NEA) Nuveen Insured Florida Tax-Free Advantage Municipal Fund (NWF) Nuveen Insured Municipal Opportunity Fund, Inc. (NIO) Nuveen Insured Florida Premium Income Municipal Fund (NFL) Nuveen Premium Income Municipal Fund 2, Inc. (NPM) Nuveen Florida Investment Quality Municipal Fund (NQF) Nuveen Florida Quality Income Municipal Fund (NUF) Special Shareholders Meeting May 15, 2009 Presentation to Institutional Shareholder Services

Contents Overview of Nuveen Investments Closed-End Fund Secondary Market Support Program Nuveen Florida Closed-End Funds Review of Proxy Proposals Shareholder Activism Summary

111 year-old investment firm headquartered in Chicago, Illinois $119 Billion assets under management (AUM) across multiple asset classes and channels as of 12/31/2008 Multi-boutique operating model with seven independent, branded investment teams Client-centric, multi-channel service/ operations platform Closed-end funds are a significant part of the firm's overall asset management business Overview of Nuveen Investments AUM By Asset Class and Product (12/31/08)

Van Kampen PIMCO/Allianz Eaton Vance BlackRock Nuveen 9.2 12.9 19.7 34.3 39.9 $39.9, (121) $34.3, (101) $19.7, (37) $12.9, (25) $9.2, (16) Closed-End AUM, $Billions (# Funds) Overview of Nuveen Investments Sources: Nuveen and www.funddata.com as of 12/31/2008. Nuveen is the Leading Sponsor of Closed-End Funds Nuveen Closed-End AUM by Asset Class

$5.7 billion of Nuveen ARPS redeemed as of 3/31/09 (37% of total) $2.1 billion of municipal ARPS redeemed (19%) $3.6 billion of taxable ARPS redeemed (81%) First closed-end sponsor to successfully issue a new form of preferred shares- Variable Rate Demand Preferred (VRDP)-to refinance MuniPreferredTM Recently announced intention by certain Nuveen municipal funds to issue an additional new form of preferred shares-Municipal Term Preferred (MTP) - with the goal of accelerating municipal ARPS refinancing, subject to approval by the funds' Board of Trustees Represented CEF industry by testifying before Congress to encourage regulatory relief Nuveen continues to dedicate tremendous resources to solving the ARPS market crisis; in-house team dedicated to developing solutions 2008 Q1 2009 Muni 1.583 0.54 Taxable 3.392 0.2 Nuveen ARPs Refinanced / Redeemed 2008 Q1 2009 Nuveen ARPs Outstanding 2007 2008 2009 Muni 11.016 9.433 8.9 Taxable 4.344 0.9518 0.8248 12/31/07 3/31/09 $5.0 B $740 MM $15.3 B Source: Nuveen. CEF Auction Rate Preferred Resource Center at www.nuveen.com/arps Overview of Nuveen Investments 12/31/08 $9.7 B $10.4 B Nuveen is a Market Leader Developing Solutions to the ARPS Market Crisis Taxable Municipal

Closed-End Fund Secondary Market Support Program Enable Nuveen Funds to meet or exceed the performance expectations of financial advisors and their clients over time as financial markets change. Promote attractive secondary market trading markets for Nuveen Funds in terms of premium/discount levels relative to peers and such market quality measures as daily trading volume, bid/ask spreads, quote depth and price continuity. Increase awareness, understanding, and usage of Nuveen Funds through an integrated program of market education, website tools and key fund-related information, advertising, public relations and robust service/support efforts targeted to financial advisors, investors, financial media and industry analysts. Primary Objectives

Closed-End Fund Secondary Market Support Program Integrated Implementation Strategy Tailored to Each Fund's Unique Circumstances

Closed-End Fund Secondary Market Support Program Best CEF Shareholder Relations by a Fixed Income Fund Family (2004/2005/2007/2008) Best Contribution to the Closed-End Fund Sector (2005/2006/2007) Best Investor Relations Closed-End Fund Website (2006/2007/2008) Lipper Best Fund Family, Large Fixed Income (2005) Forbes Best of the Web - ETF Connect (2003-2009) Numerous articles in financial media regarding product innovation and market support Industry Recognition

Closed-End Fund Secondary Market Support Program Fund management monitors discounts daily for all Nuveen Funds Selected funds receive heightened scrutiny Persistently trading above a 10% discount Weak investment and/or secondary market performance relative to peer group averages Industry, category or fund-specific trends of concern On-going review of options to enhance secondary market Targeted Marketing Communications Investment Policy Changes Portfolio Restructuring / Fund Repositioning Share Repurchases Fund Mergers Fund management and the Board of Trustees review secondary market trends, discounts and potential support actions on a quarterly basis, and conduct an additional comprehensive evaluation annually Fund Discount Review Process

Nuveen Florida Closed-End Funds Four funds with a total of $1.0 billion in Managed Assets as of 3/31/2009. The funds seek to enhance common shareholder distributions and total returns on average over time through the use of leverage. Primary objective is current income exempt from Federal income tax. Secondary objective is to invest in Florida municipal obligations that are exempt from Florida's intangible tax. Funds had a total of $350 million of Municipal ARPS outstanding as of 3/31/2009. Nuveen Florida funds have traded at large, persistent discounts over time. Discounts have been wider than national fund discounts over the past year despite comparable NAV performance, suggesting Florida funds have been less able on a relative basis to attract countervailing demand as markets have declined. The repeal of Florida's "intangibles tax", which imposed a personal property tax on the value of stocks, bonds and other investments, eliminated the economic incentive for the Florida Funds to purchase only Florida municipal bonds in pursuit of the Funds' primary investment objective. Key Facts

Nuveen Florida Closed-End Funds Summer 2006 & On-going. Expanded investment policies to enhance the portfolio structuring process and increase the funds' common net earnings potential. Summer 2007. Implemented open-market share repurchase program for NQF, NUF and NFL to complement expanded investment policies. As of 12/31/2007, those funds had repurchased more than 500,000 shares and generated approximately $700,000 of accretion benefit for common shareholders Summer 2008. Open-market repurchase program renewed and expanded to include all four funds as part of a complex-wide repurchase program Prior Fund Management Actions to Address Discounts

Review of Proxy Proposals The Board of Trustees of Nuveen's closed-end funds recommends that fund shareholders approve the following fund mergers at a Special Shareholders Meeting to be held on May 15, 2009: Nuveen Insured Tax-Free Advantage Municipal Fund (NEA) to acquire Nuveen Insured Florida Tax-Free Advantage Municipal Fund (NWF) Nuveen Insured Municipal Opportunity Fund, Inc. (NIO) to acquire Nuveen Insured Florida Premium Income Municipal Fund (NFL) Nuveen Premium Income Municipal Fund 2, Inc. (NPM) to acquire Nuveen Florida Investment Quality Municipal Fund (NQF) and Nuveen Florida Quality Income Municipal Fund (NUF) The Board recommendation reflects various considerations, among them: the price level at which the Florida Funds' common shares have traded over time in relation to their underlying net asset value on an absolute basis as well as relative to other closed-end funds; prior efforts to enhance, over time, the secondary market for the Florida Funds' common shares, including investment strategies aimed at increasing common net earnings as well as common share repurchases; and the repeal of Florida's intangible personal property tax which eliminated the state tax benefit to a Florida resident of owning a Florida-specific portfolio of municipal bonds. The result of the proposed mergers, if approved, will be to enable the Florida Funds to shift from Florida-specific to national investment mandates and to geographically diversify their investment portfolios, while allowing the National funds to benefit from increased scale.

Review of Proxy Proposals Lower fees and operating expenses per common share (excluding costs of leverage) from greater economies of scale as the combined funds' sizes result in a lower management fee rates and allow fixed operating expenses to be spread over larger asset bases. Enhanced relative investment performance from increased common net earnings as well as expanded opportunities for enhanced total returns over time from the combined funds' larger asset bases. Improved secondary market trading as higher common net earnings and enhanced total returns over time may lead to higher common share market prices relative to net asset values, and the combined funds' greater market liquidity may lead to narrower bid-ask spreads and smaller trade- to-trade price movements. Expanded auction rate preferred securities ("ARPS") refinancing opportunities because the combined funds' larger asset bases may increase their ability to refinance ARPS with tender option bonds. Through such refinancings the Funds seek to provide liquidity at par for ARPS shareholders and to lower the relative cost of leverage over time for common shareholders. Potential Benefits to National (Acquiring) Fund Shareholders

Review of Proxy Proposals Lower fees and operating expenses per common share (excluding costs of leverage) from greater economies of scale as the combined funds' sizes result in a lower management fee rates and allow fixed operating expenses to be spread over a larger asset bases. Enhanced relative investment performance from increased common net earnings as well as expanded opportunities for enhanced total returns over time from nationally-diversified portfolios and the combined funds' larger asset bases. Continuity of investment strategy by maintaining the Funds' use of leverage, which offers common shareholders the potential for higher monthly tax-exempt distributions and enhanced total returns on average over market cycles, at a time when the municipal yield spreads are particularly wide or attractive. Improved secondary market trading as national funds instead of a Florida-specific funds potential investor bases are expected to promote higher common share market prices relative to net asset value, and the combined funds' greater market liquidity may lead to narrower bid-ask spreads and smaller trade-to-trade price movements. Expanded ARPS refinancing opportunities because greater portfolio diversification and the combined funds' larger asset bases may increase their ability to refinance ARPS with tender option bonds. Through such refinancings the Funds seek to provide liquidity at par for ARPS shareholders and to lower the relative cost of leverage over time for common shareholders. Potential Benefits to Florida (Target) Fund Shareholders

Historical Average Quarterly Premium / Discounts Acquiring Funds Have Traded at Lower Discounts Relative to Acquired Funds

Shareholder Activism Fund Management has been contacted by Western Investment LLC, a hedge fund run by Arthur Lipson who has a history of activism against closed-end funds alone and in concert with others. Western communicated interest in tender offers for 15-25% of each of the Florida Funds' shares at 95% of NAV. Expressed likelihood that it would be unable to support management proposals without such tender offers. Western has not been a long-term, buy and hold investor in these funds. As of 12/31/08, Western owned a total of 832,439 shares of the four Florida funds with an average holding percentage of 1.47%. Western began buying fund shares only in the fourth quarter of 2007, and reduced aggregate holdings 26% from 9/30/08 to 12/31/08. Western, along with fellow activist Benchmark Plus, began increasing their position in NUF immediately following the announcement of the proposed mergers on 1/20/2009. In a joint filing on 3/30/2009, Western and Benchmark Plus announced beneficial ownership of 819,211 and 117,603 shares of NUF, respectively, and indicated the likelihood that they would not support the proposed mergers without an opportunity for fund shareholders to redeem shares at or near net asset value.

Shareholder Activism The Funds' Board of Trustees and management carefully considered Western's proposal. Management discussed Western's tender offer proposal with Mr. Lipson on January 30, 2009 and March 11, 2009. The Board considered Western's tender offer proposal and reaffirmed that they believed that the proposed mergers are in the best interests of the funds and their shareholders. Reviewed conclusions from prior 2005 Board evaluation of share repurchase mechanisms that one-time tender offers primarily benefit tendering shareholders at the expense of long-term shareholders and have no sustained impact on discounts over time. Management presented summary of tender offer activity from 2005 through the 1st quarter 2009 that continued to support these earlier conclusions. Pro-forma tender offer analysis indicates that the level of portfolio sales in the short period of time required to redeem shares tendered would have a material negative impact on the funds' capital bases and future potential distributions.

One-Time Tender Offers by Closed-End Funds One-Time Tender Offers Benefit Tendering Shareholders But Do Not Have a Sustained Impact on Discounts Over Time

Summary Nuveen is the leading sponsor of closed-end funds, which are a significant portion of the Firm's overall asset management business. Nuveen has dedicated significant resources to an on-going, integrated secondary market support program for its closed-end funds that has received industry-wide recognition and awards. Nuveen and the funds' Board of Trustees have undertaken a series of actions since 2006 to address the Florida funds' persistent, large discounts, including investment policy changes that supported subsequent distribution increases as well as on-going open market share repurchases. In light of continuing large discounts, prior steps to support the funds' market price in the secondary market and Florida's repeal of the intangibles tax, among other considerations, the funds' Board of Trustees believes additional action is warranted and has recommended that fund shareholders approve the proposed mergers. The Board of Trustees believes that the proposed mergers will benefit both acquiring and target fund shareholders in a number of potential ways, including lower fees and expenses, enhanced relative performance, improved secondary market trading, continuity of investment strategy and expanded ARPS refinancing options.